Exhibit 99.1

NEWS RELEASE
August 4, 2026

Dycom Industries, Inc. Appoints David Fallon and Michael Lenz to Board of Directors

West Palm Beach, Florida, August 4, 2026 - Dycom Industries, Inc. (NYSE: DY) today announced the appointment of David Fallon and Michael Lenz to its Board of Directors, effective August 4, 2026.

Mr. Fallon and Mr. Lenz are accomplished business leaders with deep financial expertise and strong track records across complex public companies. Their appointments further strengthen the Board’s collective capabilities as Dycom continues to advance its long-term strategic objectives.

“We are pleased to welcome David and Mike to the Dycom Board of Directors,” said Richard K. Sykes, Dycom’s Independent Chairman of the Board. “Their perspective on capital allocation and large-scale operations will serve us well as Dycom continues to expand market leadership and create long-term value for its shareholders.”

“David and Mike are exceptional additions to our Board,” said Dan Peyovich, Dycom’s President and Chief Executive Officer. “David has led finance for a company at the center of digital infrastructure and understands the demand drivers shaping our customers’ capital programs. Mike served as CFO of one of the largest logistics networks in the world, where success hinges on deploying people and assets efficiently at scale—a discipline central to our business. Their combined insights will be invaluable as we invest in our workforce and capabilities during a period of unprecedented industry demand.”

About David Fallon
Mr. Fallon most recently served as Chief Financial Officer at Vertiv Holdings Co. (NYSE: VRT), a global leader in critical digital infrastructure for applications in data centers, communication networks, and commercial and industrial environments. Prior to Vertiv, he spent eight years at CLARCOR, Inc., serving in progressive financial leadership roles including Chief Financial Officer. Mr. Fallon also previously served as Chief Financial Officer at Noble International Ltd.

Mr. Fallon has more than 25 years of experience in financial management with global companies. His experience leading finance at Vertiv gives him direct insight into the data center and critical digital infrastructure end markets, complemented by a track record in M&A, investor relations, cost management, and cash flow generation. Mr. Fallon holds an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Science in Finance and Accounting from the University of Dayton. He is a Chartered Financial Analyst and a Certified Public Accountant (inactive).

About Michael Lenz
Mr. Lenz most recently served as Executive Vice President and Interim Chief Financial Officer at Hexcel Corporation (NYSE: HXL), a global leader in advanced composite materials. Prior to Hexcel, he spent eighteen years in executive leadership at FedEx Corporation (NYSE: FDX), most recently as Executive Vice President and Chief Financial Officer. Mr. Lenz also spent over a decade at American Airlines Group Inc. (NASDAQ: AAL), serving in leadership roles across finance, investor relations, logistics, and planning.

In addition to his role at Dycom, Mr. Lenz currently serves on the Board of Directors of Republic Airways and Methodist LeBonheur Healthcare, as well as the Board of Visitors for the Duke University Pratt School of Engineering.

His tenure as CFO of a Fortune 50 logistics company brings perspective on managing large, distributed, asset- and labor-intensive operations, alongside expertise in financial strategy, M&A integration, and enterprise-wide optimization programs. He holds a Bachelor of Science in Engineering and an MBA from Duke University.

About Dycom Industries, Inc.
Dycom is a leading provider of specialty contracting services to the telecommunications infrastructure and utility industries throughout the United States. These services include program management, planning, engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides electrical contracting services for data centers and other vital industries, underground facility locating services for various utilities, including telecommunications providers, as well as other construction and maintenance services for electric and gas utilities.

For more information, contact:
Callie Tomasso, Vice President Investor Relations & Corporate Communications
Email: investorrelations@dycomind.com
Phone: (561) 627-7171